Exhibit 99.1

Blount Announces Third Quarter 2013 Results

•	Third quarter 2013 sales declined one percent from third quarter 2012

•	FRAG segment sales up seven percent year-over-year for the third quarter of 2013

•	Net debt reduced $55.7 million in the third quarter on strong free cash flow

•	Company has filed its June 30, 2013 Form 10-Q

PORTLAND, OR - November 1, 2013: Blount International, Inc. [NYSE: BLT] (“Blount” or “Company”) today announced results for the third quarter ended September 30, 2013.

Results for the Quarter Ended September 30, 2013
Sales in the third quarter were $230.6 million, a one percent decrease versus the third quarter of 2012. Operating income for the third quarter of 2013 was $15.6 million compared to $22.5 million in the prior year. Restructuring charges of $5.1 million were incurred in the third quarter related mostly to consolidating the Company’s two forestry-related, Portland, Oregon manufacturing facilities. Third quarter net income was $7.7 million, or $0.15 per diluted share, compared to $11.6 million, or $0.23 per diluted share, in the third quarter of 2012.

“In the third quarter, our business results were mixed. Our FLAG business improved in North America but continued to be challenged by difficult economic conditions in other regions, particularly Europe and Asia,” stated Josh Collins, Blount’s Chairman and CEO. “Our FRAG and CCF businesses performed well in the quarter, and both had increased sales compared to last year.”

“As we navigate through the soft FLAG demand, we remain committed to managing our balance sheet and cost structure. We generated significant cash flow and reduced net debt and working capital in the third quarter,” Mr. Collins continued. “Also, the closure of our Milwaukie, Oregon operation and consolidation of production into our other facilities remains on schedule and is expected to be completed in the fourth quarter.”

Segment Results
Blount operates primarily in two business segments - the Forestry, Lawn, and Garden (“FLAG”) segment and the Farm, Ranch, and Agriculture (“FRAG”) segment. The Company reports separate results for the FLAG and FRAG segments. Blount’s Concrete Cutting and Finishing (“CCF”) business is included in “Corporate and Other.”

Forestry, Lawn, and Garden
The FLAG segment reported third quarter 2013 sales of $149.5 million, a five percent decrease from the third quarter of 2012. Sales were lower due to unit volume decreases with lower average selling prices and unfavorable foreign exchange fluctuations contributing to the decline. Sales volumes were mostly impacted in Asia, which declined by 17% compared to the prior year on weaker demand driven by currency rates and commodity prices along with channel inventory correction. Sales in South America and Europe/Russia were also slightly lower compared to the prior year. As weather-related softness abated, North America showed a two percent gain in volume for the third quarter 2013, which partially offset the decline in other regions. Average pricing was lower in the quarter as a result of price adjustments in select markets and product mix. The change in segment sales for the comparable third quarter periods is illustrated below.
Change in FLAG Segment Sales
(In millions; amounts may not sum due to rounding)

	Sales	Change
Third quarter 2012	$156.7
Increase / (Decrease)
Foreign Exchange	(0.3)	(0.2)%
	156.4	(0.2)%
Unit Volume	(6.3)	(4.0)%
Selling Price / Mix	(0.6)	(0.4)%
Third quarter 2013	$149.5	(4.6)%
Segment backlog was $115.9 million at September 30, 2013, a decrease of 18% from $141.2 million at September 30, 2012. The reduction in backlog relates primarily to soft overall demand and a reduction in backorders as FLAG distribution operations have improved on-time delivery performance.

Segment contribution to operating income was $21.6 million and Earnings Before Interest, Taxes, Depreciation, Amortization and certain charges (“Adjusted EBITDA”) was $28.5 million, (after $5.9 million of allocated shared services expenses) for the third quarter of 2013. Segment contribution to operating income and Adjusted EBITDA declined by $3.4 million and $3.1 million, respectively, for the third quarter of 2013 versus 2012. The change in FLAG contribution to operating income for the comparable third quarter periods is presented below.

Change in FLAG Segment Contribution to Operating Income and Adjusted EBITDA
(In millions; amounts may not sum due to rounding)

	Contribution to Operating Income	Percent of Segment Sales	Depreciation, Amortization, and Other	Adjusted EBITDA	Percent of Segment Sales
Third Quarter 2012	$25.0	15.9%	$6.6	$31.6	20.2%
Increase / (Decrease)
Steel Costs	1.0
Foreign Exchange	0.1
	26.1	16.7%
Unit Volume	(1.9)
Selling Price / Mix	(0.6)
Costs / Mix	(2.2)
	21.4	14.3%
Acquisition accounting(1)	0.2
Third Quarter 2013	$21.6	14.5%	$6.9	$28.5	19.1%
     (1) Represents change in acquisition accounting impact for all FLAG business units

The effects of unfavorable volume and average pricing combined with higher overall costs negatively affected results. Costs were driven $2.2 million higher in the quarter as a result of increased logistics costs of $1.2 million and unfavorable fixed costs absorption on lower manufacturing volumes of $2.3 million. FLAG manufacturing facilities operated at approximately 71% of capacity in the third quarter of 2013 in concert with the Company’s inventory reduction initiative. SG&A expenses were $1.3 million lower than the prior year on lower advertising spending and partially offset the profit decline from reduced volumes and efficiency.

Farm, Ranch, and Agriculture
The FRAG segment reported third quarter 2013 sales of $74.3 million, an increase of $4.6 million from the third quarter of 2012, mostly on improved sales volumes of agriculture attachments and tractor parts as well as improved log splitter sales. Average pricing and exchange rate fluctuations were minor. The change in segment sales for the comparable third quarter periods is illustrated below.

Change in FRAG Segment Sales
(In millions; amounts may not sum due to rounding)

	Sales	Change
Third Quarter 2012	$69.7
Increase / (Decrease)
Foreign Exchange	0.1	0.2%
	69.8	0.2%
Unit Volume	4.3	6.2%
Selling Price / Mix	0.2	0.2%
Third Quarter 2013	$74.3	6.6%
Segment backlog was $31.0 million at September 30, 2013, compared to $25.6 million at September 30, 2012. Backlog has increased primarily due to increased tractor attachment and parts ordered, partially offset by the impact of improved throughput of SpeeCo products in the Company’s Kansas City, Missouri distribution and assembly center.

The FRAG segment had $8.9 million of Adjusted EBITDA in the third quarter of 2013. FRAG segment contribution to operating income was $4.4 million after $1.4 million of depreciation expense, $3.2 million of non-cash acquisition accounting charges, and $2.0 million of allocated shared services expenses. The change in the third quarter 2013 contribution to operating income compared to the third quarter of 2012 is presented below.
Change in FRAG Segment Contribution to Operating Income and Adjusted EBITDA
(In millions; amounts may not sum due to rounding)

	Contribution to Operating Income	Percent of Segment Sales	Depreciation, Amortization, and Other	Adjusted EBITDA	Percent of Segment Sales
Third Quarter 2012	$1.1	1.5%	$4.1	$5.2	7.5%
Increase / (Decrease)
Steel Costs	0.3
Foreign Exchange	(0.1)
	1.3	1.8%
Unit Volume	1.2
Selling Price / Mix	0.2
Costs / Mix	2.0
	4.6	6.2%
Acquisition accounting(1)	(0.2)
Third Quarter 2013	$4.4	5.9%	$4.5	$8.9	12.0%
     (1) Represents change in acquisition accounting impact for all FRAG business units

Segment costs and volumes improved over the prior year quarter. Expedited shipping and logistics costs in the prior year of $2.5 million were not repeated in the third quarter of 2013. The improvement in segment costs was partially offset by increased SG&A spending mainly in incentive compensation. Additionally, average selling prices increased as a result of normal annual price increases.

Corporate and Other
Corporate and Other generated net expense of $10.4 million in the third quarter of 2013 compared to net expense of $3.6 million in the third quarter of 2012. The $6.8 million increase in net expense was primarily due to facility closure and restructuring costs of $5.1 million, which were $4.3 million higher than in the third quarter of 2012. SG&A expense increase accounted for the balance of the change in net expense as the prior year benefited from the termination of a contingent liability related to previously divested businesses. Additionally, a corporate sponsored manufacturing technology project was discontinued, generating a $1.2 million non-cash charge. The Company’s CCF business, included in Corporate and Other, experienced increased sales of eight percent in the third quarter compared to the third quarter in 2012.

Restructuring
The Company’s announced consolidation of saw chain manufacturing facilities in Portland, Oregon into one location is in process and proceeding according to plan. As part of the consolidation, saw chain manufacturing will be discontinued at the former Carlton Company facility acquired in 2008. The Carlton® brand continues to be a strong forestry brand for the Company and will continue to be sold worldwide. Manufacturing for Carlton products will be consolidated into existing FLAG production facilities in Portland and globally. The Company continues to expect to achieve more timely delivery by manufacturing closer to its customers, an overall net reduction in global FLAG manufacturing headcount of approximately 200 positions, and annual cost savings of between $6 million and $8 million. Including the $5.1 million incurred in the third quarter, the Company expects to incur expenses of $9 million to $10 million in total to consolidate the manufacturing operations, of which approximately $4 million to

$5 million are cash transition costs including severance and moving expenses and approximately $5 million represents non-cash charges for accelerated depreciation on equipment to be idled and a write-down of land and building carrying value.

Recent SEC Filings
We recently filed our June 30, 2013 Form 10-Q and expect to file a 2012 Form 10-K/A and March 31, 2013 Form 10-Q/A after filing of the September 30, 2013 Form 10-Q. As disclosed in our June 30, 2013 Form 10-Q filed on October 28, 2013, we have concluded that there was no material misstatement of our 2012 financial statements, although the 2012 Form 10-K and March 31, 2013 Form 10-Q will be amended to reflect modified conclusions regarding internal control over financial reporting. Please refer to the June 30, 2013 Form 10-Q filed on October 28, 2013 for additional details.

Net Income
Third quarter 2013 net income declined due to lower overall operating income compared to 2012. Additionally, the impact of higher average borrowing rates increased net interest expense by approximately $0.6 million with a lower effective income tax expense rate providing a $1.7 million benefit to net income compared to last year due to settling certain tax audit issues. Finally, other expense increased by approximately $1.3 million reflecting unfavorable effects of foreign currency exchange rate movements on non-operating assets. The change in net income for the third quarter of 2013 compared to the third quarter of 2012 is summarized in the table below.

Change in Consolidated Net Income
(In millions, except per share data; amounts may not sum due to rounding)

	Pre-tax Income	Income Tax Effect	Net Income	Diluted Earnings per Share
Third Quarter 2012 Results	$18.3	$6.7	$11.6	$0.23
Change due to:
Decreased operating income	(6.9)	(2.5)	(4.4)	(0.09)
Increased net interest expense	(0.6)	(0.2)	(0.4)	(0.01)
Change in other expense	(1.3)	(0.5)	(0.8)	(0.02)
Change in income tax rate	n/a	(1.7)	1.7	0.03
Third Quarter 2013 Results	$9.5	$1.8	$7.7	$0.15

Cash Flow and Debt
As of September 30, 2013, the Company had net debt of $404.8 million, a decrease of $61.7 million from December 31, 2012 and a decrease of $63.0 million compared to September 30, 2012. Free cash flow of $56.1 million was generated in the third quarter of 2013 compared to $6.1 million in the prior year third quarter. Most of the increased free cash generation was driven by a reduction in working capital as well as reduced capital spending compared to the prior year. Net working capital decreased by approximately $43.1 million in the third quarter compared to a $6.8 million decrease in the third quarter of 2012. Working capital benefited from significant accounts receivable collection in the third quarter of 2013 compared to 2012 along with inventory reduction in the third quarter of 2013. Net capital spending in the third quarter of 2013 was $7.7 million, a reduction of $4.7 million from the prior year third quarter, primarily as a result of lower capacity capital spending in the Fuzhou, China plant as expansion of that facility nears completion of the first significant phase. The Company defines free cash flow as cash flows from operating activities less net capital spending.

The ratio of net debt to last-twelve-months (“LTM”) Adjusted EBITDA was 3.1x as of September 30, 2013, a decrease from 3.4x at December 31, 2012, and a decrease from 3.5x at June 30, 2013. The decrease in leverage from the end of 2012 is primarily the result of improved free cash flow and resulting net debt reduction, partially offset by lower Adjusted EBITDA for the LTM period ended September 30, 2013.

2013 Financial Outlook
The Company has updated its fiscal year 2013 outlook. Sales are expected to range between $905 million and $915 million, and operating income to range between $64.0 million and $70.0 million. Our expectation for sales assumes FLAG segment sales are down for the full year between 4% and 5%, and that FRAG segment sales grow for the full year between 6% and 7%, both compared to 2012 levels. In 2013, operating income is expected to experience headwind from foreign currency exchange rates of between $1 million and $2 million, and steel costs are expected to have up to an overall $4 million favorable impact for the year compared to 2012. The 2013 operating income outlook includes non-cash charges of approximately $16 million related to acquisition accounting. Free cash flow in 2013 is expected to range between $57 million and $63 million, after approximately $33 million to $37 million of capital expenditures. Net interest expense is expected to be between $18 million and $19 million in 2013, and the effective income tax rate for continuing operations is expected to be between 32 percent and 35 percent in 2013.

A comparison of key operating indicators for 2011 pro forma results, 2012 actual results, and the 2013 outlook mid-point is provided in the table below.

(In millions)	2011 Pro-Forma	2012 Actual	2013 Outlook Mid-Point
Sales	$975.5	$927.7	$910.0
Operating Income	110.0	79.3	67.0
Adjusted EBITDA	168.7	136.4	130.0
Free Cash Flow	47.9	(0.5)	60.0
Net Capital Expenditures	41.6	51.7	35.0
Net Debt at Period End	468.2	466.5	404.5
Net Debt/Adjusted EBITDA	2.8x	3.4x	3.1x

Adjusted EBITDA and Free Cash Flow are non-GAAP measures and are reconciled to Operating Income and Cash Flow from Operations in the attached financial data table.

###

Blount is a global manufacturer and marketer of replacement parts, equipment, and accessories for consumers and professionals operating primarily in two market segments: Forestry, Lawn, and Garden (“FLAG”); and Farm, Ranch, and Agriculture (“FRAG”). Blount also sells products in the construction markets and is the market leader in manufacturing saw chain and guide bars for chain saws. Blount has a global manufacturing and distribution footprint and sells its products in more than 115 countries around the world. Blount markets its products primarily under the OREGON®, Carlton®, Woods®, TISCO, SpeeCo®, and ICS® brands. For more information about Blount, please visit our website at http://www.blount.com.

“Forward looking statements” in this release, including without limitation Blount’s “outlook,” “expectations,” “beliefs,” “plans,” “indications,” “estimates,” “anticipations,” “guidance” and their variants, as defined by the Private Securities Litigation Reform Act of 1995, are based upon available information and upon assumptions that Blount believes are reasonable; however, these forward looking statements involve certain risks and should not be considered indicative of actual results that Blount may achieve in the future. In particular, among other things, guidance given in this release is expressly based upon certain assumptions concerning market conditions, foreign currency exchange rates, and raw material costs, especially with respect to the price of steel, the presumed relationship between backlog and future sales trends and certain income tax matters, as well as being subject to the uncertainty of the current global economic situation. To the extent that these assumptions are not realized going forward, or other unforeseen factors arise, actual results for the periods subsequent to the date of this announcement may differ materially.

Blount International, Inc. Financial Data (Unaudited)

Condensed Consolidated Statements of Income	Three Months Ended September 30,		Nine Months Ended September 30,
(Amounts in thousands, except per share data)	2012	2013	2012	2013
Sales	$232,736	$230,628	$698,104	$683,649
Cost of sales	169,808	168,120	504,433	497,375
Gross profit	62,928	62,508	193,671	186,274
Selling, general, and administrative expenses	39,662	42,329	127,404	127,680
Facility closure & restructuring charges	802	4,569	6,400	4,569
Operating income	22,464	15,610	59,867	54,025
Interest expense, net of interest income	(4,278)	(4,915)	(12,937)	(13,808)
Other income (expense), net	113	(1,179)	210	(1,321)
Income from continuing operations before income taxes	18,299	9,516	47,140	38,896
Provision for income taxes	6,677	1,820	16,536	12,530
Net income	$11,622	$7,696	$30,604	$26,366

Basic income per share:	$0.24	$0.16	$0.62	$0.53
Diluted income per share:	$0.23	$0.15	$0.61	$0.53
Shares used for per share computations:
Basic	49,236	49,520	49,126	49,442
Diluted	49,913	50,087	49,866	50,104

Free Cash Flow	Three Months Ended September 30,		Nine Months Ended September 30,
(Amounts in thousands)	2012	2013	2012	2013
Net cash provided by operating activities	$18,487	$63,862	$38,907	$82,354
Net purchases of property, plant, and equipment	(12,417)	(7,724)	(38,653)	(22,554)
Free cash flow	$6,070	$56,138	$254	$59,800

Segment Information	Three Months Ended September 30,		Nine Months Ended September 30,
(Amounts in thousands)	2012	2013	2012	2013
Sales:
FLAG	$156,728	$149,472	$484,626	$465,374
FRAG	69,688	74,302	193,634	197,246
Corporate and Other	6,320	6,854	19,844	21,029
Total sales	$232,736	$230,628	$698,104	$683,649
Operating income:
FLAG	$24,987	$21,620	$82,037	$66,872
FRAG	1,059	4,391	(3,620)	5,316
Corporate and Other	(3,582)	(10,401)	(18,550)	(18,163)
Operating income	$22,464	$15,610	$59,867	$54,025

Condensed Consolidated Balance Sheets	December 31,	September 30,
(Amounts in thousands)	2012	2013
Assets:
Cash and cash equivalents	$50,267	$56,915
Accounts receivable	128,444	115,510
Inventories	174,816	165,021
Other current assets	39,795	39,753
Property, plant, and equipment, net	177,702	174,351
Other non-current assets	334,267	322,805
Total Assets	$905,291	$874,355
Liabilities:
Current maturities of long-term debt	$15,072	$15,013
Other current liabilities	126,060	121,189
Long-term debt, net of current maturities	501,685	446,718
Other long-term liabilities	150,992	131,480
Total liabilities	793,809	714,400
Stockholders’ equity	111,482	159,955
Total Liabilities and Stockholders’ Equity	$905,291	$874,355

Net debt (Current maturities plus Long-term debt
less Cash and cash equivalents)	$466,490	$404,816

Sales and Adjusted EBITDA
(Amounts may not sum due to rounding)

Three Months Ended September 30,	Forestry, Lawn and Garden		Farm, Ranch, and Agriculture		Corporate and Other		Total Company
(Amounts in thousands)	2012 Actual	2013 Actual	2012 Actual	2013 Actual	2012 Actual	2013 Actual	2012 Actual	2013 Actual
Total sales	$156,728	$149,472	$69,688	$74,302	$6,320	$6,854	$232,736	$230,628

Operating income	24,987	21,620	1,059	4,391	(3,582)	(10,401)	$22,464	$15,610
Depreciation	5,877	6,366	1,227	1,350	123	701	7,227	8,417
Non-cash acquisition accounting charges	757	511	2,928	3,171	—	—	3,685	3,682
Stock compensation	—	—	—	—	1,644	1,428	1,644	1,428
Facility closure and restructuring charges	—	—	—	—	802	4,569	802	4,569
Other	—	—	—	—	—	1,196	—	1,196
Adjusted EBITDA	$31,621	$28,497	$5,214	$8,912	$(1,013)	$(2,507)	$35,822	$34,902

Nine Months Ended September 30,	Forestry, Lawn and Garden		Farm, Ranch, and Agriculture		Corporate and Other		Total Company
(Amounts in thousands)	2012 Actual	2013 Actual	2012 Actual	2013 Actual	2012 Actual	2013 Actual	2012 Actual	2013 Actual
Total sales	$484,626	$465,374	$193,634	$197,246	$19,844	$21,029	$698,104	$683,649

Operating income	82,037	66,872	(3,620)	5,316	(18,550)	(18,163)	$59,867	$54,025
Depreciation	17,207	19,068	3,437	3,834	762	1,055	21,406	23,957
Non-cash acquisition accounting charges	2,777	1,531	9,567	9,513	—	—	12,344	11,044
Stock compensation	—	—	—	—	4,225	4,172	4,225	4,172
Facility closure and restructuring charges	—	—	—	—	6,989	4,569	6,989	4,569
Other	—	—	—	—	—	1,196	—	1,196
Adjusted EBITDA	$102,021	$87,471	$9,384	$18,663	$(6,574)	$(7,171)	$104,831	$98,963

	Total Company
Twelve Months Ended December 31,	2012 Actual	2013 Outlook
Total sales	$927,666	$910,000

Operating income	$79,280	$67,000
Depreciation	28,586	33,400
Non-cash acquisition accounting charges	15,997	16,000
Stock compensation	5,592	5,700
Facility closure and restructuring charges (1)	6,989	6,700
Other	—	1,200
Adjusted EBITDA	$136,444	$130,000
(1) The 2013 outlook includes approximately $4 million to $5 million cash transition costs and approximately $5 million of non-cash charges.